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                                                                    EXHIBIT 10.1



                                Amendment No. 3
                                       to
                             Procurement Agreement


This Amendment ("Amendment") is made and entered into effective this 9th day of January, 2001, by and between WILLIAMS COMMUNICATIONS, LLC ("Williams") and CORVIS CORPORATION ("Corvis").

                                  -WITNESSETH-

WHEREAS, Williams and Corvis are parties to that certain Procurement Agreement which is dated April 6, 2000, and which has been subsequently amended by amendments dated May 3, 2000, and June 23, 2000, (the "Agreement"); and

WHEREAS, Williams and Corvis desire to further amend the Agreement.

NOW, THEREFORE in consideration of the foregoing premises and mutual promises and covenants of the parties hereto, the receipt and sufficiency of which is hereby acknowledged, Williams and Corvis agree to amend the Agreement as follows:

1. Sections 3.1 and 3.2 shall be deleted in their entirety and replaced with the following:

          "3.1 Purchase Commitments. Following Customer's notice of a successful completion of the Field Trial, Customer will purchase for its own use or for resale to others, subject to the terms and conditions of this Agreement, from Corvis, during the Initial Term, Corvis Equipment, Software and Services in quantities and in configurations priced at Three Hundred Million dollars ($300,000,000) ("Minimum Purchase Commitment"), based on the prices and license fees set forth in Attachment 6. It is acknowledged that Customer may elect to purchase Corvis Equipment, Software and/or Services in quantities in excess of the foregoing commitment. Amounts paid by Customer under the Field Trial Agreement, if any, shall be deemed purchases that apply to the Minimum Purchase Commitment.

          3.2 (a) Initial Purchase Commitments. Customer hereby commits to purchase from Corvis, and Corvis commits to sell to Customer, the Corvis Equipment, Software and Services described in clauses (i) and
          (ii) of this Section 3.2(a) at the times and on the terms indicated below and such commitment shall be deemed to be, and have the same force and effect of, a Purchase Order for such Equipment, Software and
          Services:

               (i) Customer will purchase Equipment and Software in the amount of $60,045,570 with $18,134,100 of such amount being comprised of the purchase price for the Field Trial Equipment and Software (including license fees therefore) and the remaining $41,911,470 being the purchase price for the Equipment, Software and Services (including license fees therefore) set forth in Attachment 3.2(i) and being for the route from [*]. Upon Customer's issuance of notice of a successful completion of the Field Trial, the Field Trial Equipment and Software will deemed to have been delivered to the Customer and Customer shall pay the $18,134,100 for such items within thirty days of such notice and pursuant to an invoice therefore to be submitted by Corvis. It is acknowledged that the purchase described in this clause 3.2 (a)(i) with respect to the Field Trial Equipment and Software shall satisfy the Customer's obligations to purchase the Field Trial Equipment and Software pursuant to Paragraph 2 of the Field Trial Agreement. All of the
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          Equipment, Software and Services (including license fees therefore)
          set forth in Attachment 3.2(a)(i) and being for the route from [*] shall be delivered to Customer no later than June 1, 2001, with delivery of such Equipment, Software and Services to be on the dates specified, and at the destinations designated, by Customer and otherwise in accordance with the terms of this Agreement. Delivery of such Equipment, Software and Services may not be delayed beyond June 1, 2001. Invoicing and payment for such Equipment and Software shall be in accordance with the terms of this Agreement as modified by Attachment 3.2.

               (ii) Customer will purchase Equipment, Software and Services in the amount of at least $25 million which shall be comprised, at least in part, of that certain Equipment and Software identified in Attachment 3.2(a)(ii) as being for deployment on the [*]. The purchase prices for the Equipment, Software and Services to be purchased under this clause 3.2(a)(ii) shall be as set forth in Attachment 3.2(a)(ii). All the Equipment, Software and Services purchased under this clause 3.2(a)(ii) shall be delivered to the Customer no later than December 1, 2001, with the delivery of such Equipment, Software and Services to be on the dates specified, and at the destinations designated, by the Customer and otherwise in accordance with the terms of this Agreement. Delivery of the Equipment and Software identified in Attachment 3.2(a)(ii) may not be delayed beyond December 1, 2001. Invoicing and payment for such Equipment and Software shall be in accordance with the terms of this Agreement as modified by Attachment 3.2.

     (b) Because of the rapid pace of change in technology in the area of telecommunications equipment and the uncertainty as to the exact nature of Customer's future system needs, it is agreed that, notwithstanding any other provision of this Agreement, including, among others, Section 3.1, Customer shall have no binding obligation to purchase Corvis Equipment, Software and Services beyond those amounts specified in paragraph 3.2 (a) above, and Customer shall have no liability to Corvis with respect to, or arising from, Customer's failure, for any reason, to make any purchases under this Agreement beyond those set forth in paragraph 3.2 (a) above, provided, however, that failure to fulfill binding forecasts issued by Customer pursuant to Section 3.3 shall have the results specified in Sections 3.3 and 3.4 and that Purchase Orders shall constitute binding commitments.

     (c) All purchases made pursuant to this Section 3.2 (including those related to the purchase of the Field Trial Equipment and Software) shall constitute purchases which apply to the Customer's Minimum Purchase Commitment.

     (d) Customer shall not be required to include in any of the forecasts required under this Agreement any of those items to be purchased under this
     Section 3.2.

     (e) Corvis' warrants that it has completed and has in inventory substantial portions of the items to be purchased by the Customer under this Section
     3.2 and such items are currently available for immediate shipment to Customer and agrees that any late delivery of any of the items covered by this Section 3.2 shall be subject to the provisions of Section 3.6.

2. The following language shall be deleted from Section 3.3(b): "but at a minimum the mutually agreed forecast will consist of amounts that will enable Customer to meet its Initial Minimum Purchase Commitment". In addition, the phrase "Initial Minimum Purchase Commitment Period" in the final sentence of
Section 3.3 (b) shall be deleted and replaced with the phrase "Initial Term". A new clause (c) shall be added to Section 3.3 and shall provide that: "(c) It is understood that Customer may forecast an amount of "zero" for any or all of the months covered by any Forecast called for under this Agreement."

3. Section 3.6 shall be deleted and amended to read in its entirety as follows:

               (a) If Corvis does not deliver a Product within sixty (60) days after the delivery date for such Product as specified in a Purchase Order issued and accepted in accordance with Section

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          3.9 of this Agreement or as specified by Customer under Section 3.2,
          Customer may at any time thereafter cancel that portion of the Purchase Order that relates to any such Product not delivered within such sixty (60) day period and have the price and/or license fee applicable to such undelivered portion of such Purchase Order count toward the Minimum Purchase Commitment. In addition, Customer shall be entitled to a reduction in the purchase price for any late delivered Product that Customer is obligated to purchase pursuant to Section 3.2, such reduction to be a percentage of the purchase price of the late delivered Product based upon the number of days such delivery is late as calculated in accordance with the following schedule:

               Week #   Days Late  Price Reduction
                1           0-7          [*]%
                2           8-14         [*]%
                3          15-21         [*]%
                4          22-28         [*]%
                5          29-35         [*]%
                6          36-42         [*]%
                7          43-49         [*]%
                8          50-56         [*]%
                9          57-63         [*]%
                10         64-70         [*]%
                11         71-77         [*]%
                12        Over 77        [*]%

          This Section 3.6(a) will not apply to any failure by Corvis to meet its delivery obligations due to fault of Customer or due to events of Force Majeure, as provided in Article 10.

          (b) Except as otherwise agreed pursuant to an RFQ process or otherwise, for Purchase Orders issued (other than for Products Customer is obligated to purchase pursuant to Section 3.2) for calendar months occurring after the three calendar month period immediately following the calendar month in which the Initial Rolling Forecast was mutually agreed upon, if Corvis does not deliver a Product within sixty (60) days after the delivery date for such Product as set forth in a Purchase Order issued in accordance with this Agreement, Customer shall receive a Product purchase credit equal to 1% of the price and/or license fee for any such undelivered Product, for each additional 30-day period beyond the initial sixty (60)- day delay that Corvis continues to not meet its delivery obligations with respect to such Product. For Purchase Orders issued for calendar months occurring after the six calendar month period immediately following the calendar month in which the Initial Rolling Forecast was mutually agreed upon, if Corvis does not deliver any Product within sixty (60) days after the delivery date for such Product, as specified in a Purchase Order issued and accepted in accordance with Section 3.9 of this Agreement, the Product purchase credit for late delivery shall be increased to 2% of the price of the undelivered Product for each additional thirty (30)-day period beyond the initial sixty (60)-day delay that Corvis continues to not meet its delivery obligations with respect to such Product. In no event will product credits earned under this Section 3.6(b) with respect to any specific Product that is delivered late exceed twelve percent (12%) of the price and/or license fees for

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     such Products. Credits accrued pursuant to this Section 3.6(b) will automatically expire if not used within six (6) calendar months after the date of accrual. Product credits shall no longer accrue with respect to Purchase Orders that have been cancelled by Customer under this Section 3.6(b). This Section 3.6(b) will not apply to any failure to meet Corvis delivery obligations due to fault of Customer or due to events of Force Majeure, as provided in Article 10.

4. Section 3.11 of the Agreement shall be modified by changing the date in the second sentence from "[*]" [sic] to "[*]".

5. There shall be added at the end of Attachment 5 the following new paragraph:

          "C. Joint Marketing Arrangement

          In addition to the foregoing provisions of this Attachment 5, Corvis and Customer shall establish a joint marketing/training fund to which Corvis will contribute an amount equal to three percent (3%) of the amounts paid by Customer to Corvis, from time to time, under this Agreement for the purchase of Corvis Equipment, Software and Services. This joint marketing/training fund may be used by Customer, at any time and at Customer's sole discretion, to (a) purchase training from Corvis or cover the cost of training provided by Customer or third parties with respect to the Equipment and/or Software (not to exceed [*]% of the then unused amount of joint marketing/training fund); and/or (b) engage in joint marketing activities which Customer determines after consultation with Corvis will benefit both Customer and Corvis. The amounts represented by this three percent (3%) will be consumed by Customer either having Corvis (i) apply a portion of the joint marketing/training fund to any invoice for Corvis' training;
          (ii) reimburse Customer for expenses incurred by Customer in conducting, or having a third party conduct, training with respect to the Equipment and/or Software; and/or (ii) pay directly, or reimburse Customer for payment, to any third party vendor selected by Customer to perform services in conjunction with marketing activities which Customer determines will benefit both Customer and Corvis.

6. Attachment 6 shall be amended by adding between the schedule headed "Volume Deployment Pricing Schedule" and the portion which follows the heading "Preferred Customer Pricing", the following:

     Current RFQ Price
     -----------------

     Commencing with the "2001 Transport Request For Quote" released on November 14, 2000, Customer shall, on a regular basis thereafter, issue to Corvis (and other of Customer's vendors) a request for quote ("RFQ"). As a result of each RFQ, Corvis will be expected to provide, among other things, price quotations for the Equipment, Software and Services. Except for items Customer is obligated to purchase pursuant to Section 3.2, the price agreed to pursuant to any such RFQ shall apply in lieu of the price in the the "Volume Deployment Pricing Schedule" contained in Attachment 6.

7. That portion of Attachment 6 which follows the heading "Preferred Customer Pricing" is hereby deleted and replaced with the following:

In consideration of Customer's commitment to purchase from Corvis during the Initial Term a total dollar value of Products equal to the Minimum Purchase Commitment, Corvis agrees as follows:

(a) If during the Initial Term Corvis sells and ships to any Third-party Corvis Customer Products at pricing lower than the Extended Pricing, then, for so long as Corvis continues to offer such lower pricing to such Third-party Corvis Customer, Corvis will establish a pool of credits ("Product Credits") based upon the difference between the Extended Pricing for Products and the pricing offered to such Third-party Corvis Customer, The parties shall agree upon a method for determining whether pricing extended to Third-party

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     Corvis Customers is lower than that extended to Customer by developing two reference configurations models (one based upon a fully-loaded point-to-point configuration and the other based upon a fully-loaded optical network configuration utilizing one or more optical routers). The foregoing method shall provide that the adjusted Extended Pricing shall be the pricing that assures that for a purchase of Products comprising the applicable reference configuration model, the aggregate pricing of such Products to Customer and the Third-party Corvis Customer would be the same. Product Credits may be applied only toward the purchase of Products and maintenance or training, subject to the terms and conditions set forth herein. Product Credits will not be counted toward meeting the Minimum Purchase Commitment. Such Product Credits will be applied to Products shipped to Customer after the date on which Corvis first shipped to such Third-party Corvis Customer such Products at pricing lower than the Extended Pricing.

(b) With respect to Products, Customer may apply the Product Credits it accumulates against orders placed before the termination or expiration of this Agreement up to twenty percent (20%) of the purchase price of Products ordered by Customer prior to the termination or expiration of this Agreement.

(c)  Definitions.
     -----------

          (i) "Extended Pricing" means the prices and license fees for the Products set forth in this Attachment 6, as such prices and license fees may, from time to time, be adjusted in accordance with subsection (a) above.

          (ii) Third-party Corvis Customer" means any third party customer of Corvis (other than any wholly or partially owned subsidiary or affiliate of Corvis) but shall not include customers who are government entities or customers who are primarily acting as resellers of Corvis Products. A party shall be deemed a Third-party Corvis Customer irrespective of the volume of purchases made by such entity.

8. The first sentence of clause (a) of Section 6.3 shall be deleted in its entirety and replaced with the following:

     (a) Except as otherwise provided in this Agreement or explicitly agreed in writing between the parties, Customer will remit payment to Corvis for invoiced amounts within thirty (30) days after Customer's receipt of the invoice, which will be issued upon shipment of the Product or completion of Services, as applicable.

9. In the first sentence of the second paragraph of Section 7.1, the phrase "24 month period" shall be deleted and replaced with the phrase "60-month period".

10. The final sentence of Section 7.1 shall be deleted and replaced with the following:

"If Customer has available unused credits under Section 3.4 at the end of the Initial Term and Corvis has given notice to terminate this Agreement, then Customer shall have the right to extend the Term of this Agreement by an additional twelve (12) months."

11.  Section 23.4 shall be modified by deleting the following language:

          "Customer's obligation to meet the Total Minimum Purchase Commitment will survive the expiration of this Agreement or the termination of this Agreement, by Corvis for cause pursuant to Section 23.1 or pursuant to Clause (iii) of Section 2.2. Notwithstanding anything in this Agreement to the contrary, Customer shall in no event have any obligation for the Initial Minimum Purchase Commitment or the Total Minimum Purchase Commitment or any portion thereof in the event of termination by either party pursuant to Clause (i) of Section 2.2 or by Customer pursuant to Clause (ii) of Section 2.2 or Sections 10.4, 23.1, 23.2 or 23.3 or in the event this Agreement becomes null and void pursuant to Section 7.1."

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and replacing it with the following: "Customer's obligations with respect to the
Minimum Purchase Commitment shall not survive the expiration of this Agreement or its termination for any reason."

12. The definition "Initial Minimum Purchase Commitment", "Initial Minimum Purchase Commitment Period", "Initial Minimum Purchase Commitment Shortfall", "Total Minimum Purchase Commitment", "Total Minimum Purchase Commitment Period" and "Total Minimum Purchase Commitment Shortfall" as set forth in Article 28 shall be deleted in their entirety.

13. The System Specifications in Attachment 28 is hereby deemed modified (as of the time and in the manner indicated) to include any modification to the System Specification contained in the list of Critical Items agreed to between the parties dated January 8, 2000 and initialed by the parties.

14. Unless specifically indicated otherwise, all capitalized terms used herein shall have the same meaning given to them in the Agreement

15. Except as specifically amended herein, all terms, conditions and provisions contained in the Agreement shall remain unchanged and in full force and effect.

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IN WITNESS WHEREOF, the parties have executed this Amendment on the day and year first above set forth.

WILLIAMS COMMUNICATIONS, LLC           CORVIS CORPORATION

    /s/ Greg S. Floerke                      /s/ Rick Bakosh
----------------------------           -----------------------------
       (SIGNATURE)                             (SIGNATURE)

     Greg S. Floerke                           Rick Bakosh
----------------------------           -----------------------------
         (PRINT)                                 (PRINT)

   Senior Vice President                   Senior Vice President
----------------------------           -----------------------------
         (TITLE)                                 (TITLE)

[*] Confidential treatment requested.

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                                                                  Attachment 3.2



     For Corvis Equipment purchased pursuant Sections 3(a)(i) and 3(a)(ii) of this Agreement (excluding any Field Trial Equipment), the normal payment terms of the Agreement shall be modified as follows:

     Corvis shall invoice Customer upon shipment for only 50% of the purchase price for Corvis optical network gateway common equipment, optical amplifiers, and optical add/drop multiplexers ("Corvis Common Equipment"). Corvis Common Equipment shall not include transmitters or receivers. The remaining purchase price will be due and payable (net 30 days) as follows:

          . 50% of the unpaid portion of the purchase price of the Corvis Common Equipment upon the earlier to occur of (i) utilization of 50% of the transmission capacity on (or at either end of) any span on which the Corvis Common Equipment is deployed, or (ii) 9 months after shipment turn up of the Corvis Common Equipment.

          . The remaining unpaid balance of the purchase price of the Corvis Common Equipment upon the earlier to occur of (i) utilization of 75% of the transmission capacity on (or at either end of) any span on which the Corvis Common Equipment is deployed, or (ii) 11 months after shipment turn up of the Corvis Common Equipment.

     Utilization will be determined at true-up meetings and additional payments will be payable immediately based on utilization thresholds mentioned above. If additional payments are due based upon elapse of time as opposed to utilization, such payments are to be made immediately upon the lapse of the relevant time. Corvis reserves the right to audit utilization.

     Initial order and "Standard Term Tx/Rx Cards" ordered are subject to normal invoicing and payment terms as provided in this Agreement. For each "Standard Term Tx/Rx Card" order, Williams may order an additional quantity of up to 10% of "Build Ahead Tx/Rx Cards" to be shipped and installed in the network span.
At 75% utilization on a given span, the build ahead card quantity will drop to 5%. The "Build Ahead Tx/Rx Cards" will be separately invoiced at shipment on net 180 Day payment terms and and must be either paid for or returned by such date. If any "Build Ahead Tx/Rx Card" pair is utilized, payment for all build-ahead pairs in a span will be immediately due.

     All orders are subject to the agreed upon volume forecasting process.

[*] Confidential treatment requested.

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